Exhibit 99.1

1-800-FLOWERS.COM® Reports Fiscal 2009 Second Quarter Results; Company Announces Acceleration of Its Successful Operating Expense Reduction Programs, Targeting Additional $50 Million in Cost Savings

CARLE PLACE, N.Y.--(BUSINESS WIRE)--January 29, 2009--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS):

  Total revenues for the quarter were $329.3 million, compared with $334.2 million in the prior year period.
  EPS for the quarter was ($0.08) per share; adjusted EPS was $0.23 per diluted share, excluding a non-cash charge of $20 million for the write down of goodwill and other intangibles related to the Company’s Home and Children’s Gifts business segment, compared with $0.29 per share in the prior year period.
  EBITDA* for the quarter was $32.6 million compared with $38.6 million in the prior year period. (*Earnings Before Interest, Taxes, Depreciation, Amortization and goodwill and intangible impairment. A reconciliation of Net Income to EBITDA is included as part of the tables attached to the end of this release.)
  Company plans to accelerate its successful operating expense reduction programs which, from fiscal 2006 through fiscal 2008, produced cost savings of more than $25 million and reduced operating expense ratio by 290 basis points. The accelerated program is expected to provide additional cost savings of $50 million in fiscal 2010.

1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the world’s leading Florist and Gift Shop, today reported revenues of $329.3 million for its fiscal second quarter ended December 28, 2008, compared with revenues of $334.2 million reported in the prior year period. The revenue decline of 1.5 percent reflected the significant weakness in the consumer economy during the key holiday period.

Gross margin for the period was 42 percent, compared with 45.8 percent in the prior year period, primarily reflecting a combination of product mix associated with revenues from the Company’s most recent acquisitions which are primarily wholesale businesses, as well as the increased promotional nature of the retail marketplace during the holiday period. Operating expense ratio, excluding goodwill and intangible impairment, improved 210 basis points to 32.1 percent, compared with 34.2 percent in the prior year period. This improvement reflected a combination of the Company’s ongoing cost reduction programs as well as lower operating expenses associated with its latest acquisitions.

The combination of these factors resulted in EBITDA of $32.6 million for the quarter compared with $38.6 million in the prior year period. Net income (loss) for the quarter was ($5.1) million, or ($0.08) loss per share. This included a one-time, non-cash charge of approximately $20 million related to the write-down of goodwill and other intangibles associated with the Company’s Home and Children’s Gifts business segment. Adjusting for this charge, net income for the quarter was $14.9 million, or $0.23 per diluted share, compared with $19.3 million, or $0.29 per diluted share, in the prior year period.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “The key year-end holiday shopping period was characterized by a dramatic decline in consumer demand throughout the retail sector, reflecting the unprecedented turmoil in the global economy. These conditions resulted in revenues and gross margin results below our expectations for the quarter. Despite this, we were able to achieve solid profitability, including adjusted net income of approximately $15 million, or $0.23 per share, and EBITDA of $33 million. This reflects a combination of the contributions from our recent acquisitions and the continued success of our operating expense reduction programs.”

McCann noted that during the past two years the Company had successfully reduced its operating expense ratio by 290 basis points – removing more than $25 million in costs from its operating platform. This was accomplished through a number of initiatives such as: consolidating service and supply vendors and renegotiating contracts and optimizing its customer service platform by expanding its home agent network and closing its mid-west service center. “As a result, I believe we are better positioned to weather the current economic downturn and emerge an even more profitable company when the macro economy improves. With that said, we expect economic conditions will remain very challenging this year and we are taking additional actions necessary to scale our operating expenses appropriately and achieve an additional $50 million in cost savings. Among these new initiatives are:

  A 10% reduction in our salaried, full-time labor force implemented at the beginning of January, as well as reductions in our variable labor commensurate with lower order volumes.
  A downsizing of our Home and Children’s Gifts business category including a reduction in catalog marketing and resizing of this business in accordance with the continuing weakness in the home décor retail sector.
  A revamping of our IT infrastructure – consolidating hosting sites and rationalizing maintenance and support applications to reduce costs while maintaining performance and availability.
  Reducing marketing spending across the enterprise; scaling appropriately to consumer demand conditions and redeploying spending to achieve enhanced ROI.
  Further virtualization of our customer service platform, utilizing technology to expand our successful HAN (home agent network) and increased utilization of outsource service providers to reduce fixed facility and labor costs.”

McCann noted that these initiatives, as well as others, will be implemented by the Company throughout the remainder of fiscal 2009 with full realization of the cost benefits expected in fiscal 2010, which begins in July. In terms of cash management, McCann said the Company is reducing its capital expenditure plans for the remainder of fiscal 2009 and will target further reductions in this area for fiscal 2010.

During the fiscal second quarter, the Company attracted approximately 1 million new customers, of whom 72 percent, or more than 715,000, came to the Company through its online channels. These customers were attracted by the strength of the 1-800-FLOWERS.COM brand as well as its expanded gourmet food gift offerings. Approximately 2.4 million customers placed orders during the quarter, of which 57.2 percent were repeat customers. This reflects the Company’s ongoing focus on deepening the relationship with its existing customers as their trusted florist and gift shop for all celebratory occasions.

CATEGORY RESULTS:

The Company provides selected financial results for its Floral and Specialty Brands business categories in the tables attached to this release and as follows:

FLORAL:

  1-800-FLOWERS.COM Consumer Floral: During the second quarter, revenues were $97.1 million, compared with $114.0 million in the prior year period. Gross profit margin for the quarter was 37 percent compared with 39.4 percent in last year’s second quarter. The lower gross margin reflects increased promotional activity during the holiday shopping period. The combination of lower revenues and gross profit margin and essentially flat year-over-year operating expense ratio, resulted in category contribution of $8.9 million compared with $13.6 million in the prior year period. (The Company defines category contribution margin as earnings before interest, taxes, depreciation, amortization and intangibles impairment and before allocation of corporate overhead expenses.)
  BloomNet Wire Service: Revenues increased 19 percent to $15.2 million compared with $12.7 million in the year ago period. Gross margin was 57.9 percent compared with 57.1 percent in the prior year period. Category contribution increased 8.5 percent to $4.8 million compared with $4.5 million in last year’s second quarter.

GIFTS:

  Gourmet Food and Gift Baskets: Revenues increased 28.3 percent to $141.9 million compared with $110.6 million in the prior year period. The revenue increase reflects contributions from the Company’s DesignPac Gifts business, acquired in April 2008. Gross profit margin was 39.7 percent, compared with 49.1 percent in the year ago period. The decline in gross margin reflects the lower margins associated with the DesignPac Gifts wholesale business. The lower gross margin was somewhat offset by reduced operating expense ratio also related to DesignPac Gifts. As a result, category contribution increased 4.8 percent to $26.1 million compared with $24.9 million in the prior year period.
  Home and Children’s Gifts: Revenues for the quarter were $77.8 million compared with $98.0 million in the prior year period, reflecting the significant weakness in the overall home sector. Despite increased promotional pricing, gross profit margin improved to 48.3 percent compared with 47.5 percent in the prior year period, benefiting from enhanced product sourcing and shipping initiatives. Reflecting the impact of the year-over-year revenue decline in the quarter, category contribution was $2.8 million compared with $8.7 million in the prior year period. As a result of the continued weak performance in this category, during the second quarter the Company recorded a non-cash charge of $20 million for the write down of goodwill and other intangibles and has initiated plans to downsize the business going forward.

Company Guidance:

The Company said that it expects economic conditions for consumers will continue to be very challenging. Based on this outlook, and combined with its first half results, the Company now anticipates that revenues for the full fiscal year will be down approximately 5-to-10 percent compared with the prior year. As noted earlier in this release, the Company is moving quickly to scale its operating costs appropriate to lower revenue expectations, building on the successful cost reduction programs of the past two years. However, while some cost savings will be realized during the second half of the current fiscal year, the Company does not expect to reap the full benefits of these additional initiatives until fiscal 2010. In terms of bottom-line results, the Company expects to generate positive adjusted EPS, EBITDA and free cash flow during the second half of fiscal 2009 and for the full year, albeit at lower levels compared with the prior fiscal year.

McCann noted that the Company finished the fiscal second quarter with more than $50 million in cash and no debt outstanding on its revolving credit facility. “Looking ahead, in addition to our profitable second quarter, it important to note that, unlike many specialty retailers, we have two strong revenue quarters ahead of us including the Valentine holiday in our current fiscal third quarter as well as Easter, Professional Secretaries Week, Father’s Day and the key Mother’s Day holiday in our fiscal fourth quarter. As a result, we expect to be profitable in the second half of fiscal 2009 and for the full fiscal year,” said McCann.

Definitions:

EBITDA: Net income (loss) before interest, taxes, depreciation and amortization. The Company presents EBITDA because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA (with additional adjustments) to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA is also used by the Company to evaluate and price potential acquisition candidates. EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s guidance with respect to fiscal 2009 and/or 2010, including its fiscal third and fourth quarters of fiscal 2009. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the company’s control, that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, among others: the Company’s ability to achieve its revenue and profitability guidance for fiscal year 2009 second half and full year; its ability to achieve reduced operating costs in addition to previously achieved cost savings in fiscal 2009; its ability to achieve its projected cost savings for fiscal 2010; its ability to manage the increased seasonality of its businesses; its ability to cost effectively acquire and retain customers; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to cost efficiently manage inventories; its ability to leverage its operating infrastructure; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2008 and its subsequent Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward-looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For more than 30 years, 1-800-FLOWERS.COM, Inc. has been providing customers with fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, balloons and plush stuffed animals perfect for every occasion. 1-800-FLOWERS.COM® (1-800-356-9377 or www.1800flowers.com), is one of the top 50 online retailers by Internet Retailer, as well as 2008 Laureate Honoree by the Computerworld Honors Program and the recipient of ICMI’s 2006 Global Call Center of the Year Award. 1-800-FLOWERS.COM offers the best of both worlds: exquisite arrangements created by some of the nation’s top floral artists and hand-delivered the same day, and spectacular flowers shipped overnight “Fresh From Our Growerssm.” As always, 100% satisfaction and freshness are guaranteed. Also, visit 1-800-Flowers en Español (www.1800flowersenespanol.com). The Company’s BloomNet® international floral wire service provides (www.mybloomnet.net) a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably.

The 1-800-FLOWERS.COM, Inc. “Gift Shop” also includes gourmet gifts such as popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl&Co.® (1-800-443-8124 or www.cherylandco.com); premium chocolates and confections from Fannie May Confections Brands® (www.fanniemay.com and www.harrylondon.com); gourmet foods from Greatfood.com® (www.greatfood.com); wine gifts from Ambrosia® (www.ambrosia.com); gift baskets from 1-800-BASKETS.COM® (www.1800baskets.com) and DesignPac Gifts™ (www.designpac.com); Celebrations® (www.celebrations.com), a new premier online destination for fabulous party ideas and planning tips; as well as Home Decor and Children’s Gifts from Plow & Hearth® (1-800-627-1712 or www.plowandhearth.com), Wind & Weather® (www.windandweather.com), HearthSong® (www.hearthsong.com) and Magic Cabin® (www.magiccabin.com). Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market under ticker symbol FLWS.

Conference Call:

The Company will conduct a conference call to discuss the attached financial results today, Thursday, January 29, 2009 at 11:00 a.m. (EST). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowers.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within 2 hours of the call’s completion. A replay of the call can be accessed via telephone beginning at 2:00 p.m. (EST) on 1/29/09 through midnight on 1/31/09 at: 1-888-203-1112 (domestic) or 1-719-457-0820 (international). Enter replay pass code #: 7683624.

[Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.]

1-800-FLOWERS.COM, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	December 28, 2008	June 29, 2008
	(unaudited)
Assets
Current assets:
Cash and equivalents	$51,104	$12,124
Receivables, net	42,860	13,443
Inventories	79,957	67,283
Deferred income taxes	7,913	7,977
Prepaid and other	9,264	8,723
Total current assets	191,098	109,550

Property, plant and equipment, net	75,157	65,737
Goodwill	105,424	124,164
Other intangibles, net	64,618	67,928
Other assets	6,143	3,959
Total assets	$442,440	$371,338

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$94,150	$63,248
Current maturities of long-term debt and obligations under capital leases	24,794	12,886
Total current liabilities	118,944	76,134

Long-term debt and obligations under capital leases	93,875	55,250
Deferred income taxes	5,403	5,527
Other liabilities	3,256	2,962
Total liabilities	221,478	139,873
Total stockholders’ equity	220,962	231,465
Total liabilities and stockholders’ equity	$442,440	$371,338

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Income (Unaudited)
(In thousands, except for per share data)

	Three Months Ended		Six Months Ended
	December 28, 2008	December 30, 2007	December 28, 2008	December 30, 2007
Net revenues:
E-commerce (combined online and telephonic)	$230,123	$274,168	$337,872	$388,671
Other	99,205	60,034	149,489	91,341
Total net revenues	329,328	334,202	487,361	480,012
Cost of revenues	191,036	181,146	287,246	267,075
Gross profit	138,292	153,056	200,115	212,937

Operating expenses:
Marketing and sales	88,370	93,594	131,018	136,373
Technology and development	5,169	5,419	10,839	10,654
General and administrative	12,136	15,448	27,652	30,666
Depreciation and amortization	5,797	4,967	11,485	9,837
Goodwill and intangible impairment	20,036	-	20,036	-
Total operating expenses	131,508	119,428	201,030	187,530
Operating income (loss)	6,784	33,628	(915)	25,407
Other income (expense):
Interest income	76	295	172	473
Interest expense	(2,507)	(1,737)	(3,666)	(3,282)
Other	18	12	27	30
Total other income (expense), net	(2,413)	(1,430)	(3,467)	(2,779)
Income (loss) before income taxes	4,371	32,198	(4,382)	22,628
Income taxes	9,482	12,942	6,033	9,162
Net (loss) income	($5,111)	19,256	($10,415)	$13,466

Net (loss) income per common share:
Basic	($0.08)	$0.31	($0.17)	$0.21
Diluted	($0.08)	$0.29	($0.17)	$0.20
Weighted average shares used in the calculation of net (loss) income per common share:
Basic	63,631	63,020	63,574	62,825
Diluted	63,631	66,050	63,574	66,026

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Six Months Ended
	December 28, 2008	December 30, 2007
Operating activities
Net (loss) income	($10,415)	$13,466
Reconciliation of net income to net cash provided by operations:
Depreciation and amortization	11,485	9,837
Deferred income taxes	(60)	9,122
Bad debt expense	1,115	1,363
Stock based compensation	177	2,305
Goodwill and intangible impairment	20,036	-
Other non-cash items	-	171
Changes in operating items:
Receivables	(28,580)	(11,646)
Inventories	(9,255)	(696)
Prepaid and other	(507)	(344)
Accounts payable and accrued expenses	29,153	39,605
Other assets	195	350
Other liabilities	294	(118)
Net cash provided by operating activities	13,638	63,415
Investing activities
Acquisitions, net of cash acquired	(9,297)	(4,135)
Dispositions	25	25
Capital expenditures	(13,616)	(8,279)
Other	110	81
Net cash used in investing activities	(22,778)	(12,308)
Financing activities
Acquisition of treasury stock	(379)	-
Debt issuance cost	(2,148)	-
Proceeds from exercise of employee stock options	114	3,209
Proceeds from bank borrowings	120,000	80,000
Repayment of bank borrowings and capital leases	(69,467)	(84,991)
Net provided by (used in) financing activities	48,120	(1,782)
Net change in cash and equivalents	38,980	49,325
Cash and equivalents:
Beginning of period	12,124	16,087
End of period	$51,104	$65,412

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Category Information
(in thousands)
(unaudited)

	Three Months Ended			Six Months Ended
	December 28, 2008	December 30, 2007	% Change	December 28, 2008	December 30, 2007	% Change

Net revenues:
1-800-Flowers.com Consumer Floral	$97,082	$114,017	(14.9%)	$180,583	$201,669	(10.5%)
BloomNet Wire Service	15,151	12,732	19.0%	30,866	22,623	36.4%
Gourmet Food & Gift Baskets	141,855	110,605	28.3%	179,039	133,767	33.8%
Home & Children’s Gifts	77,757	98,013	(20.7%)	100,352	122,748	(18.2%)
Corporate (*)	597	585	2.1%	801	1,710	(53.2%)
Intercompany eliminations	(3,114)	(1,750)	(77.9%)	(4,280)	(2,505)	(70.9%)
Total net revenues	$329,328	$334,202	(1.5%)	$487,361	$480,012	1.5%

	Three Months Ended			Six Months Ended
	December 28, 2008	December 30, 2007	% Change	December 28, 2008	December 30, 2007	% Change

Gross profit:
1-800-Flowers.com Consumer Floral	$35,918	$44,870	(20.0%)	$67,627	$79,020	(14.4%)
	37.0%	39.4%		37.4%	39.2%
BloomNet Wire Service	8,766	7,273	20.5%	17,106	12,882	32.8%
	57.9%	57.1%		55.4%	56.9%
Gourmet Food & Gift Baskets	56,315	54,298	3.7%	68,328	63,781	7.1%
	39.7%	49.1%		38.2%	47.7%
Home & Children’s Gifts	37,579	46,591	(19.3%)	47,205	56,797	(16.9%)
	48.3%	47.5%		47.0%	46.3%
Corporate (*)	168	256	(34.1%)	325	763	(57.4%)
	28.1%	43.8%		40.6%	44.6%
Intercompany eliminations	(454)	(232)		(476)	(306)
Total gross profit	$138,292	$153,056	(9.6%)	$200,115	$212,937	(6.0%)
	(42.0%)	(45.8%)		(41.1%)	(44.4%)

	Three Months Ended			Six Months Ended
	December 28, 2008	December 30, 2007	% Change	December 28, 2008	December 30, 2007	% Change

Category Contribution Margin:
1-800-Flowers.com Consumer Floral	$8,851	$13,561	(34.7%)	$19,593	$25,506	(23.2%)
BloomNet Wire Service	4,839	4,458	8.5%	9,258	7,022	31.8%
Gourmet Food & Gift Baskets	26,107	24,912	4.8%	25,216	23,057	9.4%
Home & Children’s Gifts	2,758	8,747	(68.5%)	552	6,451	(91.4%)
Category Contribution Margin Subtotal	42,555	51,678	(17.7%)	54,619	62,036	(12.0%)
Corporate (*)	(9,938)	(13,083)	(9.6%)	(24,013)	(26,792)	(10.4%)
EBITDA	$32,617	$38,595	(15.5%)	$30,606	$35,244	(13.2%)

(*) Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Share-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific category.

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Appendix A – Reconciliations of Historical Information
(In thousands)
(unaudited)

Reconciliation of Net (Loss) Income to EBITDA:
	Three Months Ended		Six Months Ended
	December 28, 2008	December 30, 2007	December 28, 2008	December 30, 2007

Net (loss) income	$(5,111)	$19,256	$(10,415)	$13,466
Add:
Interest expense	2,507	1,737	3,666	3,282
Depreciation and amortization	5,797	4,967	11,485	9,837
Income tax expense	9,482	12,942	6,033	9,162
Goodwill and intangible impairment	20,036	-	20,036	-
Less:
Interest income	76	295	172	473
Other income (expense)	18	12	27	30

EBITDA	$32,617	38,595	$30,606	$35,244

CONTACT:
1-800-FLOWERS.COM, Inc.
Investor Contact:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media Contact:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com